American Mobile Satellite Corporation
10802 Parkridge Blvd.
Reston VA
22091

703 758 6000
FAX 758 6111

News Release

Reference:        96-#16

FOR IMMEDIATE RELEASE

                      AMERICAN MOBILE SATELLITE CORPORATION
                       ANNOUNCES $225 MILLION REFINANCING

Reston, VA, July 2, 1996--American  Mobile Satellite Corporation (AMSC) (NASDAQ:
SKYC), which began commercial offering of its satellite telecommunications services in January, announced today the completion of a $225 million bank financing that the company expects will meet its capital requirements until its operations become fully self-sufficient on a cash flow basis. The company had previously announced its intent to negotiate such a credit arrangement.

         The five-year term loan and revolving credit facility is fully underwritten by Morgan Guaranty Trust Company of New York and The Toronto Dominion Bank and guaranteed in substantial part by Hughes Electronics Corporation, Singapore Telecommunications Ltd. and Baron Capital Partners, L.P., three of the company's largest investors. As was previously announced, these shareholders have received five-year warrants to purchase 5 million shares of AMSC's common stock at $24 per share as compensation for issuing the guarantees.

         "This refinancing stabilizes the capitalization requirements of our business and will likely enable us to meet all financing needs until our operations are fully sustaining on a cash flow basis," said Patrick C. FitzPatrick, the company's chief financial officer. "It is also a reaffirmation by AMSC's major shareholders of our business potential. We welcome and appreciate their continuing support."
                                     -more-


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         The  refinancing  replaces  a $70  million  interim  financing  package consisting of an extension of $40 million in existing indebtedness and two loans totaling $30 million.

         During the first quarter of 1996, American Mobile Satellite Corporation inaugurated voice revenue service operations via its AMSC-1 satellite. Launched in 1995, AMSC-1 makes possible a full range of mobile communications including telephone, data and position reporting services to land mobile, maritime, aeronautical, transportation and fixed site customers throughout the continental United States, Alaska, Hawaii, Puerto Rico, the Virgin Islands and hundreds of miles of U.S. coastal waters.

Press Contacts:  Orly Konig Lopez         Investor Contacts:  Renate Brown Neely
American Mobile Satellite Corporation     American Mobile Satellite Corporation
703/716-6522                              703/716-6558

Martin Gitlin                             Jordan Darrow
The Financial Relations Board             The Financial Relations Board
212/661-8030                              212/661-8030


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Factors  that could cause  forward-looking  statements  in this news  release to differ materially from actual results are discussed in the company's S-1 registration statement; Form 10K for the year ended December 31, 1995; Form 10Q for the quarter ended March 31, 1996 and other periodic filings with the Securities and Exchange Commission. Copies of the filings are available upon request from the company's investor relations department.





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